FUND PFO/TREASURER AGREEMENT

AGREEMENT made as of June 25, 2025, by and between Steward Funds, Inc., a Maryland corporation (“SFI”), Crossmark ETF Trust, a Delaware statutory trust (the “ETF Trust”), each having its principal office and place of business at 15375 Memorial Drive, Suite 200, Houston, Texas 77079, and Cottonwood Falls, LLC, a Texas Limited Liability Company having its principal office and place of business at 23015 Heathercroft Dr., Katy, Texas 77450 (the “PFO/Treasurer”).

WHEREAS, each of SFI and the ETF Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and are collectively referred to herein as the “Funds”; and

WHEREAS, the Funds desire that PFO/Treasurer perform certain services, and PFO/Treasurer is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Funds and PFO/Treasurer hereby agree as follows:

SECTION 1. PROVISION OF PFO/TREASURER; DELIVERY OF DOCUMENTS

(a)       PFO/Treasurer hereby agrees to provide Sheri Steward Morris to serve as the Funds’ Principal Financial Officer and Treasurer for the period and on the terms and conditions set forth in this Agreement.

(b)       In connection therewith, the Funds have made available to PFO/Treasurer copies of, and shall promptly furnish PFO/Treasurer with all amendments of or supplements to: (i) SFI’s Articles of Incorporation, the ETF Trust’s Agreement and Declaration of Trust, and each of SFI’s and the ETF Trust’s Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Funds’ current Registration Statements, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statements”); (iii) the Funds’ current Prospectuses and Statements of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectuses”); (iv) each plan of distribution or similar document that may be adopted by the Funds under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Funds; and (v) all compliance policies, programs and procedures adopted by the Funds with respect to the Funds. The Funds shall deliver to PFO/Treasurer an executed copy of the resolutions of the Board of Directors/Trustees of the Funds (the “Board”) appointing the PFO/Treasurer and Sheri Steward

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Morris hereunder and authorizing the execution and delivery of this Agreement. In addition, the Funds shall make available, or cause to be made available, to PFO/Treasurer upon PFO’s/Treasurer’s reasonable request any other documents that would enable PFO/Treasurer to perform the services described in this Agreement.

SECTION 2. DUTIES OF PFO

(a)       Subject to the approval of the Board, PFO/Treasurer shall make Sheri Steward Morris available to serve as the Funds’ Principal Financial Officer and Treasurer and Sheri Steward Morris will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Funds’ “Principal Financial Officer” and/or “Treasurer”.

(b)       PFO/Treasurer and Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, shall provide the services as set forth on Appendix A hereto (the “Services”).

(c)       PFO/Treasurer shall use only the computer(s) and equipment provided by Crossmark Global Investments (the Funds’ “Administrator”) to create, maintain, and store records relating to the Services (collectively, the “Records”), as are required to be maintained under the relevant securities laws and regulations. Such Records shall be maintained by the Administrator in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Funds. The Funds, the Funds’ authorized representatives and/or the Funds’ Audit Committees, shall have access to the Records at all times during PFO/Treasurer’s normal business hours. Upon the reasonable request of the Funds, copies of any of the Records shall be provided promptly by PFO/Treasurer to the Funds, the Funds’ authorized representatives, or the Funds’ Audit Committees, and the Funds agree to reimburse PFO/Treasurer for reasonable out of pocket expenses incurred by PFO/Treasurer under Appendix B.

PFO/Treasurer will take steps that are reasonably designed to protect the confidentiality and integrity of the non-public information of the Funds, which steps shall include, at a minimum: (i) storing electronic Records only on devices and facilities provided by the Funds’ Administrator; (ii) storing physical Records in a locked location; and (iii) providing for the appropriate destruction of such Records or the return of such Records to the Funds when they are no longer required to be maintained and no longer necessary to the PFO/Treasurer to maintain in order to undertake the responsibilities contemplated herein.

(d)       Nothing contained herein shall be construed to require PFO/Treasurer to perform any service that could cause PFO/Treasurer to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Funds to act in contravention of the Funds’ Prospectuses or any provision of the 1940 Act. Further, while PFO/Treasurer will provide services under this Agreement to assist the Funds with respect to the Funds’ obligations under and compliance with various laws and regulations, the Funds understand and agree that PFO/Treasurer is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between PFO/Treasurer and the Funds or to require PFO/Treasurer to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to PFO/Treasurer’s duties as set forth in this Section 2, and except as otherwise specifically provided herein, the Funds assume all responsibility for ensuring that the Funds comply with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Funds. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

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(e)       PFO/Treasurer does not offer legal or public accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. PFO/Treasurer will make every reasonable effort to provide the services described in this Agreement; however, PFO/Treasurer does not guarantee that work performed by PFO/Treasurer for the Funds would be favorably received by any regulatory agency.

(f)       In order for PFO/Treasurer and Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, to perform the Services, the Funds shall take reasonable steps to (i) encourage all of its service providers to furnish any and all information to PFO/Treasurer as reasonably requested; and (ii) ensure that PFO/Treasurer and Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, has access to all relevant records and documents maintained by the Funds or any service provider to the Funds.

(g)       PFO/Treasurer may provide other services and assistance relating to the affairs of the Funds as the Funds may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)       PFO/Treasurer shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by PFO/Treasurer in writing. PFO/Treasurer shall use its best judgment and efforts in rendering the Services and shall not be liable to the Funds or any of the Funds’ shareholders for any action or inaction relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence or willful misfeasance. Further, the PFO/Treasurer and Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, shall not be liable to the Funds or any of the Funds’ shareholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund counsel; and/or (ii) any certified copy of any resolution of the Board. The PFO/Treasurer and Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which they reasonably believes in good faith to be genuine.

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(b)       The Funds agree to indemnify and hold harmless PFO/Treasurer, its affiliates and each of their respective directors, officers, employees and agents (collectively, “PFO/Treasurer” for purposes of this Section 3(b)) against loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) PFO/Treasurer’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Funds.

In no case (i) shall the indemnity of the Funds in favor of PFO/Treasurer be deemed to protect the PFO/Treasurer against any liability to which the PFO/Treasurer would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) shall the Funds to be liable with respect to any claim made against the PFO/Treasurer unless the PFO/Treasurer notifies the Funds in writing of the claim promptly after receipt of a summons or other first written notification giving information of the nature of the claim are served upon the PFO/Treasurer.

Failure to notify the Funds of any claim shall not relieve the Funds from any liability that they may have to the PFO/Treasurer unless failure or delay to so notify the Funds prejudices the Funds’ ability to defend against such claim. The Funds shall be entitled to participate at their own expense in the defense, or, if they so elect, to assume the defense of any suit brought to enforce any claims, but if the Funds elect to assume the defense, the defense shall be conducted by counsel chosen by them and satisfactory to the PFO/Treasurer. In the event the Funds elect to assume the defense of any suit and retain counsel, the PFO/Treasurer shall bear its own fees and expenses of any additional counsel retained by it. If the Funds do not elect to assume the defense of any suit, it will reimburse the PFO/Treasurer for the reasonable fees and expenses of any counsel retained by it.

(c)       No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(d)       PFO/Treasurer shall not be liable for the errors of service providers to the Funds or their systems.

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(e)       Absent PFO/Treasurer’s willful misfeasance, bad faith or gross negligence, the Funds agree PFO/Treasurer and Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, shall not be liable to the Funds for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the Services for an aggregate amount in excess of the fees paid by the Funds to PFO/Treasurer in performing services hereunder. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise. In no event shall either party or their respective employees, officers and directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)	PFO/Treasurer covenants, represents and warrants to the Funds that:

(i) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of PFO/Treasurer, enforceable against PFO/Treasurer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(ii) the PFO/Treasurer and Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, shall comply in all material respects with the laws relevant to the services to be provided under this Agreement; and

(b)	Each of SFI and the ETF Trust covenants, represents and warrants to PFO/Treasurer that:

(i) it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(ii) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iii) it is an open-end management investment company registered under the 1940 Act;

(iv) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Funds, enforceable against the Funds in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

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(v) a Registration Statement under the Securities Act and the 1940 Act is and will remain effective and appropriate State securities law filings have been made and will continue to be made with respect to the Funds;

(vi) Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer shall be covered by the Funds’ Directors & Officers Liability Insurance Policy (the “Policy”), and the Funds shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after Sheri Steward Morris ceases to serve as an officer of the Funds on at least substantially similar terms as such coverage is provided for all other Fund officers after such persons are no longer officers of the Funds; and (c) continued in the event a Fund merges or terminates, on substantially the same terms as such coverage is provided for all other Fund officers (and for a period no less than six years). The Funds shall provide PFO/Treasurer with proof of current coverage, including a copy of the Policy, and shall notify PFO/Treasurer promptly should the Policy be cancelled or terminated; and

(viii) Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, is a named officer in the Funds’ corporate resolutions, and subject to the provisions of the Funds’ Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)       In consideration of the services provided by PFO/Treasurer pursuant to this Agreement, the Funds shall pay PFO/Treasurer the fees and expenses set forth in Appendix B hereto.

Except as otherwise set forth in Appendix B hereto, all fees payable hereunder shall be accrued daily by the Funds shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All reasonable out-of- pocket charges incurred by PFO/Treasurer shall be paid after such have been presented for reimbursement, including receipts, and acceptable to Funds. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Funds shall pay to PFO/Treasurer such compensation as shall be due and payable as of the effective date of termination.

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(b)       PFO/Treasurer may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice of Fund counsel with the written (email) consent of the Funds’ Chief Compliance Officer. The costs of any such advice shall be borne by the Funds.

(c)       The PFO/Treasurer shall not be responsible for, or have any obligation to pay, any of the expenses of the Funds. All Fund expenses shall be the sole obligation of the Funds or Crossmark, which shall pay or cause to be paid all Fund expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)       This Agreement shall become effective on the date indicated above or at such time as PFO/Treasurer commences providing the Services, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Funds.

(b)       This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)	This Agreement may be terminated at any time, without the payment of any penalty

(i) by the Board on sixty (60) days’ written notice to PFO/Treasurer or (ii) by PFO/Treasurer on sixty (60) days’ written notice to the Funds.

(d)       The provisions of Sections 3, 6(d), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(e)       This Agreement and the rights and duties under this Agreement shall not be assignable by either PFO/Treasurer or the Funds except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). PFO/Treasurer agrees to treat all records and other information related to the Funds as proprietary information of the Funds and, on behalf of itself and its employees, to keep confidential all such information, except that PFO/Treasurer may release such other information (a) as approved in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where PFO/Treasurer is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that PFO/Treasurer shall seek the approval of the Funds as promptly as possible so as to enable the Funds to pursue such legal or other action as they may desire to prevent the release of such information) or (b) when so requested by the Funds.

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SECTION 8. FORCE MAJEURE

PFO/Treasurer shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent PFO/Treasurer’s obligations hereunder are to oversee or monitor the activities of third parties, PFO/Treasurer shall not be liable for any failure or delay in the performance of duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with PFO/Treasurer.

SECTION 9. ACTIVITIES OF PFO/TREASURER

Except to the extent necessary to perform the obligations under this Agreement, nothing herein shall be deemed to limit or restrict PFO/Treasurer’s right to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

PFO/Treasurer and Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, shall cooperate with the Funds’ independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11. LIMITATION OF SHAREHOLDER AND DIRECTOR/TRUSTEE LIABILITY

The Directors/Trustees of the Funds and the shareholders of the Funds shall not be liable for any obligations of the Funds under this Agreement, and PFO/Treasurer agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Funds; and no series of the Funds shall be liable for the obligations of any other series.

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SECTION 12. MISCELLANEOUS

(a)       This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof.

(b)       This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)       If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both PFO/Treasurer and the Funds and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)       Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)       Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by email or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by PFO/Treasurer or the Funds, as the case may be. Notice shall be given to each party at the following addresses:

(i) To PFO/Treasurer:	(ii) To Funds:
Cottonwood Falls, LLC	Steward Funds, Inc. Crossmark ETF Trust
23015 Heathercroft Dr. Katy, Texas 77450 Attn: Sheri Steward Morris	15375 Memorial Drive, Suite 200 Houston, Texas 77079 Attn: Jim A. Coppedge
Phone: 832.641.1322 E-mail: sheri.morris2323@gmail.com	Phone: 888.845.6910 E-mail: compliance@crossmarkglobal.com

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(f)       Invoices for fees and expenses due to PFO/Treasurer hereunder and as set forth in Appendix B hereto shall be sent by PFO/Treasurer to the address furnished below unless and until changed by the Funds:

Steward Funds, Inc. Crossmark ETF Trust

Attn: Patricia (Trish) Mims

Address: 15375 Memorial Drive, Suite 200, Houston, Texas 77079

Phone: 713.703-2006

E-mail: pmims@crossmarkglobal.com

(g)       Nothing contained in this Agreement is intended to or shall require PFO/Treasurer, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

(h)       The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

(i)       No amendment to this Agreement shall be valid unless made in writing and executed by all parties hereto.

(j)       This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STEWARD FUNDS, INC.

By:	/s/ Robert C. Doll
Name:	Robet C. Doll, CFA
Title:	President

CROSSMARK ETF TRUST

By:	/s/ Robert C. Doll
Name:	Robet C. Doll, CFA
Title:	President

PFO/Treasurer COTTONWOOD FALLS, LLC

By:	/s/ Sheri Steward Morris
Name:	Sheri Steward Morris
Title:	Member

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Appendix A

Services

The PFO/Treasurer and Sheri Steward Morris, as the Funds’ Principal Financial Officer and Treasurer, will perform the following services:

■	Along with the Funds’ Principal Executive Officer, recommend and oversee disclosure controls and procedures (as defined in Rule 30a-3(c) under the 1940 Act) and internal control over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act);

■	Chair and/or attend disclosure controls committee meetings to support Sarbanes-Oxley certifications on an agreed upon basis and frequency; request and review sub- certifications from key service providers;

■	Attend quarterly Board meetings, Board Committee meetings and special Board meetings as may be reasonably requested by the Board (in-person or telephonic) and make relevant disclosures and present materials to the Board, the Funds’ independent registered public accountants and the audit committee, as required or requested;

■	Assist with the planning and coordination of the Funds’ annual financial statement audit including liaising with the Fund Accounting Agent, Fund Administrator, and independent registered public accountants;

■	Review, comment on and serve as a signatory to management representation letters, representation letter requests of other service providers and trade confirmation requests;

■	Evaluate and assist in the implementation of new accounting and financial reporting requirements;

■	Review and comment on the Funds’ financial statements and shareholder reports as initially prepared by the Fund Accounting Agent and/or Fund Administrator (including semi-annual and annual reports and related SEC filings);

■	Periodically review and oversee daily Fund expense accruals, payment authorizations, monitor for timely payment of invoices as well as quarterly budget reviews;

■	Periodically review and monitor expense ratios and class level differentials as required or requested;

■	Review and monitor for resolution periodic reporting from the Fund Accounting Agent and/or Fund Administrator related to any accounting exceptions related to cash reconciliations, aged receivables and payables, and make recommendations to Crossmark as Fund Administrator on behalf of the Funds;

■	Review and comment on Forms N-CSR, N-CSRS, N-PORT, N-CEN;

■	Review and comment on Fund registration statement / prospectus & statement of additional information updates;

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■	Certify and/or sign as the Funds’ PFO/Treasurer and authorize the filings listed above;

■	Perform review of periodic Fund and Class distributions, Fund tax returns and other tax reporting and sign or authorize as PFO/Treasurer as required; and

■	Conduct periodic due diligence reviews/monitoring of control environment of certain key service providers as directed by Crossmark or the Funds’ Board.

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